Pursuant to Rule
                                           424(b)(3)
                                           File No. 33-53519


PROSPECTUS SUPPLEMENT NO. 7 TO PROSPECTUS DATED JULY 13, 1995



                           $65,000,000

                        3,772,317 Shares



                      AUDIOVOX CORPORATION





        6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001

          (Interest payable March 15 and September 15)



         Class A Common Stock, par value $.01 per share



                    ------------------------



     The Prospectus dated July 13, 1995, as amended, is hereby supplemented as follows to restate, in its entirety, the "Selling
Securityholders" section on page 22 of the Prospectus:

                     SELLING SECURITYHOLDERS



     The Debentures were issued by the Company to the Initial Purchasers on March 15, 1994 pursuant to a private placement, and, except as set forth below, were acquired by the Selling Securityholders offering Debentures hereby in connection with resale transactions with the Initial Purchasers pursuant to Rule 144A and Regulation S under the Securities Act or from other holders acquiring such Debentures from prior holders thereof. In the case of Oppenheimer & Co., Inc., the Debentures were acquired from both the Company and third parties in the market. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Securityholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Class A Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures, by The Depository Trust Company and by or on behalf of the Selling Securityholders.

                               Principal     Principal
                               Amount of     Amount of     Percent
                               Debentures    Debentures    of
                               Beneficially  that May be   Outstanding
Name                           Owned ($)     Sold ($)      Debentures
SC Fundamental Value Fund,      12,067,000   12,067,000    18.6
L.P.

SC Fundamental Value BVI, Ltd.   7,458,000    7,458,000    11.5

Oppenheimer & Co., Inc.          6,265,000    6,265,000    9.6

Donaldson, Lufkin & Jenrette     3,590,000    3,590,000    5.5

Commonwealth Life Ins. Co. -
Stocktrac (Teamsters I)          3,200,000    3,200,000    4.9

Drouot Securite                  3,000,000    3,000,000    4.6

Nap & Co.                        2,625,000    2,625,000    4.0

Rochester Fund Series - The
Bond Fund for Growth             2,500,000    2,500,000    3.8

Dean Witter Convertible          2,500,000    2,500,000    3.8
Securities Trust

Offshore Strategies              1,750,000    1,750,000    2.7

TCW Convertible Securities       1,455,000    1,455,000    2.2
Fund

JMG Capital Partners, L.P.       1,400,000    1,400,000    2.2

State of Michigan Employees
Retirement Fund                  1,010,000    1,010,000    1.6

Paresco, Inc.                    1,000,000    1,000,000    1.5

Kellner, DiLeo & Co.             1,000,000    1,000,000    1.5

Zazove Convertible Fund, L.P.      980,000      980,000    1.5

Northman & Co.                     765,000      765,000    1.2

BKP Convertible Trading, L.P.      750,000      750,000    1.2

Sage Capital                       700,000      700,000    1.1

TCW Convertible Strategy Fund      660,000      660,000    1.0

Connecticut Mutual Life
Insurance Company                  645,000      645,000    1.0

North Dakota State Workers         555,000      555,000    0.9

Fuelship & Co.                     510,000      510,000    0.8

Blazemaster & Co.                  500,000      500,000    0.8

Angelo, Gordon & Co., L.P.         500,000      500,000    0.8

Raymond James & Associates         500,000      500,000    0.8

Winchester Convertible Plus,       450,000      450,000    0.7
Ltd.

Owk & Co.                          425,000      425,000    0.7

Quasar International Partners,     420,000      420,000    0.6
C.V.

Davos Partners, L.P.               420,000      420,000    0.6

TCW/DW Income and Growth Fund      405,000      405,000    0.6

North Dakota State Employees       330,000      330,000    0.5

Octant & Co.                       300,000      300,000    0.5

Hare & Co. FBO Christian
Science Trustees for Gifts and     300,000      300,000    0.5
Endowments

Catholic Mutual Relief Society
Retirement Income Trust (Plan)     290,000      290,000    0.4

Catholic Mutual Relief Society
of America                         260,000      260,000    0.4

Libertyview Plus Fund              250,000      250,000    0.4

Verdant Investors Group            250,000      250,000    0.4

St. Claire, L.P.                   250,000      250,000    0.4

Palladin Partners                  250,000      250,000    0.4

Colonial Penn Life Ins. Co.        250,000      250,000    0.4

Colonial Penn Insurance Co.        250,000      250,000    0.4

Union Bancaire Privee, CBI-TDB     250,000      250,000    0.4

Fahnestock & Co. Inc.              225,000      225,000    0.4

Voleon Shipping Corporation        200,000      200,000    0.3

Venture Income Plus                200,000      200,000    0.3

Community National Assurance       150,000      150,000    0.2
Company

Parsenn Partners Limited            80,000       80,000    0.1

SC Fundamental Inc. Employee
Profit Sharing                      75,000       75,000    0.1

Adrienne Partners, L.P.             60,000       60,000    0.1

Nikolas Pappis                      50,000       50,000    0.1

Khurshid Khan                       50,000       50,000    0.1

Georgios Petrou                     50,000       50,000    0.1

Erinyes & Co.                       50,000       50,000    0.1

Bost & Co.                          50,000       50,000    0.1

Edward T. Kennedy                   50,000       50,000    0.1

Canadian Imperial Bank of
Commerce (Swisse) S.A.              45,000       45,000    0.1

Vasilios Leonardos                  25,000       25,000    0.1

Vasilios Kalantzis                  25,000       25,000      -

Georgios Nikolopoulos               25,000       25,000      -

Georgios Arsenis                    25,000       25,000      -

Anastasios Pantos                   25,000       25,000      -

Richcourt & Strategies, Inc.        20,000       20,000      -

Potoula Kosteas                     20,000       20,000      -

Zazove Aggressive Growth Fund,      20,000       20,000      -
L.P.

Emanouil Papadogiannakis            15,000       15,000      -

Kathryn Scherz Trust                10,000       10,000      -

Ioannis Rozakos                     10,000       10,000      -

Georgios Papagounos                 10,000       10,000      -

Other Selling Securityholders      200,000      200,000    0.3

                                  --------   ----------  ------

Total                           65,000,000   65,000,000  100.0




     Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $65,000,000.

     Because the Selling Securityholders may offer all or some of the Debentures and shares of Class A Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Class A Common Stock that will be held by the Selling Securityholders after this offering, no estimate can be given as to the principal amount of Debentures or shares of Class A Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

     As of the date of this Prospectus, the Company is offering to exchange 165 shares of the Class A Common Stock for each $1,000 aggregate principal amount of the outstanding Debentures. The offer expires 5:00 p.m., New York City time, on Monday, November 25, 1996. More information regarding the exchange offer can be obtained in a Schedule 13E-4 filed by the Company on October 18, 1996, as amended.

                   --------------------------

          The date of this Prospectus Supplement No. 7
                      is November 22, 1996.